Free Writing Prospectus Dated November 23, 2015 Filed pursuant to Rule 433 Registration Statement No. 333-199425

CDW Corporation Announces Commencement of

Public Offering by Selling Stockholders and

Repurchase of its Common Stock

VERNON HILLS, Ill. – November 23, 2015 — CDW Corporation (NASDAQ: CDW) today announced the commencement of an underwritten offering by selling stockholders of an aggregate of 8,000,000 shares of its common stock pursuant to an effective Registration Statement on Form S-3ASR previously filed with the Securities and Exchange Commission. The selling stockholders are affiliates of Madison Dearborn Partners and affiliates of Providence Equity Partners. The underwriters will have a 30-day option to purchase up to an additional 1,200,000 shares of common stock from the selling stockholders. CDW Corporation will not receive any of the proceeds from the sale of the shares of common stock.

Barclays Capital Inc. and Goldman, Sachs & Co. are acting as underwriters in this offering.

Subject to the completion of the offering, CDW Corporation intends to repurchase from the underwriters 1,000,000 shares of its common stock that are being sold by the selling stockholders in this offering at a price per share equal to the price paid by the underwriters to the selling stockholders in the offering. CDW Corporation expects to fund the repurchase from cash on hand and/or borrowings under its senior secured asset-based revolving credit facility.

The proposed offering is being made by means of a prospectus supplement and an accompanying base prospectus CDW Corporation intends to file with the Securities and Exchange Commission. Copies of the preliminary prospectus supplement and the accompanying base prospectus relating to the offering may be obtained from (i) Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (888) 603-5847 or emailing Barclaysprospectus@broadridge.com, or (ii) Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, or by calling (866) 471-2526 or emailing prospectus.ny@ny.email.gs.com.

CDW Corporation filed a Registration Statement on Form S-3ASR, which was effective upon filing on October 16, 2014, including a base prospectus dated October 16, 2014, and will file a preliminary prospectus supplement to be dated November 23, 2015, to which this communication relates. Copies of the Registration Statement on Form S-3ASR, the base prospectus and the preliminary prospectus supplement relating to the offering can be accessed through the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CDW

CDW is a Fortune 500 company and a leading multi-brand technology solutions provider to business, government, education and healthcare.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the proposed public offering and the concurrent private share repurchase. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

# # #

Contact:
Investor Inquiries:	Media Inquiries:
Sari L. Macrie, CFA	Mary Viola
Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 968-0743

CDWPR-FI